Exhibit 10.5
EV3 INC.
ROBERT J. PALMISANO INDUCEMENT GRANT
NON-INCENTIVE STOCK OPTION
OPTION CERTIFICATE
ev3 Inc., a Delaware corporation (the “Company”) hereby grants an Option to Robert J. Palmisano, who shall be referred to as “Optionee”, to purchase from the Company seven hundred fifty-four thousand (754,000) shares of Stock at an Option Price per share equal to $8.64, which grant shall be subject to all of the terms and conditions set forth in this Option Certificate. This grant has been made as of April 6, 2008, which shall be referred to as the “Grant Date”. The Option Price of this Option is the closing price of the Stock on the NASDAQ Stock Market on April 4, 2008, which is the last business day immediately preceding the Grant Date. This Option is not intended to satisfy the requirements of § 422 of the Code and thus shall not be an “incentive stock option.” This Option is being granted as an “employee inducement award” within the meaning of Rule 4350(i)(1)A)(iv) of the NASDAQ Stock Market Marketplace Rules.

EV3 INC.

By:

TERMS AND CONDITIONS
     § 1. Definitions. This Option grant is subject to all the terms and conditions set forth in this Option Certificate. Certain capitalized terms used in this Option Certificate are defined as follows:
     Affiliate means any organization (other than a Subsidiary) that would be treated as under common control with the Company under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.
     Board means the Board of Directors of the Company.
     Change in Control means a change in control of the Company occurring after the Grant Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall include: (i) the acquisition (other than from the Company) after the Grant Date by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefits plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, any qualified institutional investor who meets the requirements of Rule 13d-1(b)(1) promulgated under the Exchange Act, Warburg Pincus LLC and its affiliates, and The Vertical Group, L.P. and its affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Company of (A) reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving corporation’s then-outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company.
     Code means the Internal Revenue Code of 1986, as amended.
     Committee means a committee of the Board which shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and, if at any time the Company desires to exempt issuances within the meaning of Section 162(m) of the Code, each of whom shall be an “outside director” within the meaning of Section 162(m)(4)(C) of the Code.
     Exchange Act means the Securities Exchange Act of 1934, as amended.

     Family Member has the meaning given such term in Form S-8 under the 1933 Act.
     Stock means the common stock of the Company.
     Subsidiary means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company.
     1933 Act means the Securities Act of 1933, as amended.
§ 2.	Vesting and Option Expiration.
(a)	General Rule. Subject to § 2(b) and § 2(c), Optionee’s right under this Option Certificate to exercise this Option shall vest with respect to: (1) 25% of the shares of Stock which may be purchased under this Option Certificate on April 6, 2009, such date being approximately twelve (12) months from the Grant Date, provided he remains continuously employed by the Company or continues to provide services to the Company through such date, and (2) with respect to the remaining 75% of such shares of Stock, in equal amounts on the sixth day of each of the next thirty-six (36) months thereafter, beginning on May 6, 2009 provided he remains continuously employed by the Company or continues to provide services to the Company through each such date.
(b)	Option Expiration Rules.
(1)	Non-Vested Shares. If Optionee’s employment or service with the Company terminates for any reason whatsoever, including death, Disability or retirement, while there are any non-vested shares of Stock subject to this Option under § 2(a), this Option immediately upon such termination of employment or service shall expire and shall have no further force or effect and be null and void with respect to such non-vested shares of Stock.
(2)	Vested Shares. Optionee’s right to exercise all or any part of this Option which has vested under § 2(a) shall expire no later than the tenth anniversary of the Grant Date. However, if Optionee’s employment or service relationship with the Company terminates before the tenth anniversary of the Grant Date, Optionee’s right to exercise this Option which has vested under § 2(a) shall expire and shall have no further force or effect and shall be null and void:
(A)	on the date his employment or service relationship terminates if his employment or service relationship terminates for Cause,
(B)	on the first anniversary of the date his employment or service relationship terminates if his employment or service relationship terminates as a result of his death or Disability, or
(C)	at the end of the 90 day period which starts on the date his employment or service relationship terminates if his employment or service relationship terminates other than (1) for Cause or (2) as a result of his death or Disability.
(c)	Special Rules.
(1)	Sale of Business Unit. The Committee, in connection with the sale of any Subsidiary, Affiliate, division or other business unit of the Company, may, within the Committee’s sole discretion, take any or all of the following actions if this Option or the rights under this Option will be adversely affected by such transaction:
(A)	accelerate the time Optionee’s right to exercise this Option will vest under § 2(a),
(B)	provide for vesting after such sale or other disposition, or
(C)	extend the time at which this Option will expire (but not beyond the tenth anniversary of the Grant Date).
(2)	Change in Control. If there is a Change in Control of the Company, this Option shall become fully vested and immediately exercisable upon the closing of the Change in Control and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel this Option after providing the Optionee a reasonable period to exercise his Options.

(3)	Affiliates. For purposes of this Option Certificate, any reference to the Company shall include any Affiliate, Parent or Subsidiary of the Company, and a transfer of employment or service relationship between the Company and any Affiliate, Parent or Subsidiary of the Company or between any Affiliate, Parent or Subsidiary of the Company shall not be treated as a termination of employment or service relationship under this Option Certificate.
(4)	Termination of Employment or Service Relationship. For purposes of this Option Certificate, if the Optionee’s employment with the Company terminates while there are any non-vested shares of Stock subject to this Option under § 2(a) but the Optionee at such time then becomes an independent consultant to the Company, the Optionee’s right under this Option Certificate to exercise this Option shall continue to vest so long as the Optionee continues to provide services to the Company in accordance with § 2(a). For purposes of this Option Certificate, except as otherwise provided below, if the Optionee’s employment with the Company terminates but the Optionee at such time then becomes an independent consultant to the Company, the termination of the Optionee’s employment shall not result in the expiration of the Option under § 2(b)(1) or 2(b)(2). Notwithstanding the foregoing, the Optionee’s right to exercise all or any part of this Option which has vested under § 2(a) shall expire no later than the tenth anniversary of the Grant Date.
(5)	Fractional Shares. Optionee’s right to exercise this Option shall not include a right to exercise this Option to purchase a fractional share of Stock. If Optionee exercises this Option on any date when this Option includes a fractional share of Stock, his exercise right shall be rounded down to the nearest whole share of Stock and the fractional share shall be carried forward until that fractional share together with any other fractional shares can be combined to equal a whole share of Stock or this Option expires.
(a)	Definitions.

(1)	Cause. For purposes of this Certificate, “Cause” shall exist if (A) Optionee has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct or gross neglect in the performance of Optionee’s duties and responsibilities, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for Optionee at the Company’s expense, (B) Optionee has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft, (C) Optionee has engaged in a breach of any policy of the Company for which termination of employment or service is a permissible consequence or Optionee has not immediately cured any performance or other issues raised by Optionee’s supervisor, (D) Optionee had knowledge of (and did not disclose to the Company in writing) any condition that could potentially impair Optionee’s ability to perform the functions of his job or service relationship fully, completely and successfully, or (E) Optionee has engaged in any conduct that would constitute “cause” under the terms of his employment or consulting agreement, if any.
(2)	Disability. For purposes of this Certificate, “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which renders Optionee unable to engage in any substantial gainful activity. The Committee shall determine whether Optionee has a Disability. If Optionee disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether Optionee has a Disability shall be binding on the Company and on Optionee.
     § 3. Method of Exercise of Option. Optionee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under § 2 with respect to vested shares of Stock) only in accordance with the rules and procedures established from time to time by the Committee for the exercise of an Option. The Option Price shall be paid at exercise either in cash, by check acceptable to the Company or through any cashless exercise procedure which is implemented by a broker unrelated to the Company through a sale of Stock in the open market and which is acceptable to the Committee, or in any combination of these forms of payment.

     § 4. Delivery and Other Laws. The Company shall deliver appropriate and proper evidence of ownership of any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law or rule or regulation, and such delivery shall discharge the Company of all of its duties and responsibilities with respect to this Option.
     § 5. Non-transferable. No rights granted under this Option shall be transferable by Optionee other than (a) by will or by the laws of descent and distribution or (b) to a Family Member provided such transfer is made as a gift without consideration and such transfer complies with applicable securities laws. The person or persons, if any, to whom this Option is transferred shall be treated after Optionee’s death the same as Optionee under this Option Certificate.
     § 6. No Right to Continue Service. Neither this Option, nor any related material shall give Optionee the right to continue in employment by or perform services to the Company or shall adversely affect the right of the Company to terminate Optionee’s employment or service relationship with the Company with or without Cause at any time.
     § 7. Stockholder Status. Optionee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Stock except as expressly set forth in this Option.
     § 8. Governing Law. This Option Certificate shall be governed by the laws of the State of Delaware.
     § 9. Binding Effect. This Option Certificate shall be binding upon the Company and Optionee and their respective heirs, executors, administrators and successors.
     § 10. Tax Withholding. This Option has been granted subject to the condition that Optionee consents to whatever action the Committee directs to satisfy the minimum statutory federal and state withholding requirements, if any, which the Company determines are applicable upon the exercise of this Option.
     § 11. References. Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.
     § 12. Availability of Annual Report to Stockholders and Other SEC Filings. A copy of the Company’s most recent annual report to stockholders and other filings made with the Securities and Exchange Commission are available on the Company’s internet website, www.ev3.net, under the Investors Relations—SEC Filings section. If you like to receive a paper copy of the Company’s most recent annual report to stockholders and other filings made by the Company with the Securities and Exchange Commission, please contact Kevin M. Klemz at the address, telephone number or e-mail address above.
     § 13. Adjustment in Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock subject to this Option and the Option Price of this Option shall be adjusted by the Company in a reasonable and equitable manner to preserve immediately after
     (a) any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offerings or stock splits, or
     (b) any other transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of this Option immediately before such restructuring or recapitalization or other transaction. If any adjustment under this §13 would create a right to acquire a fractional share of Stock under this Option, such fractional share shall be disregarded and the number of shares of Stock subject to any Options shall be the next lower number of shares of Stock, rounding all fractions downward.